                                              Filed Pursuant to Rule 424 (b) (3)
                                              Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2091 DATED 20 JANUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
CURRENTLY TOTALING A$3,819,806,000.00 (A$2,247,519,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)    Issuer:                               Queensland Treasury Corporation

    (ii)   Guarantor:                            The Treasurer on behalf of the Government
                                                 of Queensland

2.  Benchmark line:                              2013
                                                 (to be consolidated and form a single
                                                 series with QTC 6% Global A$Bonds due 14

                                                 August 2013, ISIN US748305BD00)

3.  Specific Currency or Currencies:             AUD ("A$")


4.  (i)    Issue price:                          108.464%

    (ii)   Dealers' fees and commissions paid    No fee or commission is payable in
           by Issuer:                            respect of the issue of the bond(s)
                                                 described in these final terms (which
                                                 will constitute a "pricing supplement"
                                                 for purposes of any offers or sales in
                                                 the United States or to U.S. persons).
                                                 Instead, QTC pays fees and commissions in
                                                 accordance with the procedure described
                                                 in the QTC Offshore and Onshore Fixed
                                                 Interest Distribution Group Operational
                                                 Guidelines.

5.  Specified Denominations:                     A$1,000

6.  (i)    Issue Date:                           23 January 2009

    (ii)   Record Date (date on and from which   6 February / 6 August. Security  will be
           security is Ex-interest):             ex-interest on and from 7 February / 7
                                                 August.

    (iii)  Interest Payment Dates:               14 February / 14 August

7.  Maturity Date:                               14 August 2013

8.  Interest Basis:                              6 per cent Fixed Rate

9.  Redemption/Payment Basis:                    Redemption at par

10. Change of Interest Basis or
    Redemption/Payment Basis:                    Not Applicable

11. (i)    Status of the Bonds:                  Senior and rank pari passu with other
                                                 senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:              Senior and ranks pari passu with all its
                                                 other unsecured obligations

12.        Method of distribution:               Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                  6 per cent per annum payable
                                                 semi-annually in arrears

    (ii)   Interest Payment Date(s):             14 February and 14 August in each year
                                                 up to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive
           form)

    (iv)   Determination Date(s):                Not Applicable

    (v)    Other terms relating to the method    None
           of calculating interest for Fixed
           Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                     A$1,000 per bond of A$1,000 Specified
                                                 Denomination
                                                 (NB:  If the Final Redemption Amount is
                                                 other than 100 per cent. of the nominal
                                                 value the bonds will be derivative
                                                 securities for the purposes of the
                                                 Prospectus Directive and the requirements
                                                 of Annex XII to the Prospectus Directive
                                                 Regulation will apply and the Issuer will
                                                 prepare and publish a supplement to the
                                                 Prospectus)

15. Early Redemption Amount(s) payable on        Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                               Permanent Global Note not exchangeable
                                                 for Definitive Bonds

17. Additional Financial Centre(s) or other      Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts to     No
    be attached to Definitive Bonds (and dates
    on which such Talons mature):

19. Other terms or special conditions:           Not Applicable

                                                 (When adding any other final terms
                                                 consideration should be given as to
                                                 whether such terms constitute
                                                 "significant new factors" and
                                                 consequently trigger the need for a
                                                 supplement to the Prospectus under
                                                 Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses    Not Applicable
           of Managers and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:             20 January 2009


    (iii)  Stabilizing Manager(s) (if any):      Not Applicable


21. If non-syndicated, name and address and      The Toronto Dominion Bank
    address of relevant Dealer:                  Level 24
                                                 9 Castlereagh Street
                                                 Sydney NSW 2000


22. Whether TEFRA D or TEFRA C rules             Not Applicable
    applicable TEFRA or TEFRA rules not
    applicable:

23. Non exempt Offer                             Not Applicable

                                                 (N.B. Consider any local regulatory
                                                 requirements necessary to be fulfilled so
                                                 as to be able to make a non-exempt offer
                                                 in relevant jurisdictions. No such offer
                                                 should be made in any relevant
                                                 jurisdiction until those requirements
                                                 have been met. Non-exempt offers may only
                                                 be made into jurisdictions in which the
                                                 base prospectus (and any supplement) has
                                                 been notified/passported.)

24. Additional selling restrictions:             Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                               Bourse de Luxembourg.

    (ii)   Admission to trading:


                                                 Application has been made by the Issuer
                                                 (or on its behalf) for the bonds to be
                                                 admitted to trading on the regulated
                                                 market of the Bourse de Luxembourg with
                                                 effect from the Issue Date.

                                                 (Where documenting a fungible issue need
                                                 to indicate that original securities are
                                                 already admitted to trading.)

2.  RATINGS

    Ratings:                                     The bonds to be issued have been rated:
                                                 S&P: AAA
                                                 Moody's: Aaa

                                                 An obligation rate 'AAA' by S&P has the
                                                 highest credit rating assigned by
                                                 Standard & Poor's. The obligor's capacity
                                                 to meet its financial commitment on the
                                                 obligation is extremely strong.

                                                 Obligations rated 'AAA' by Moody's are
                                                 judged to be of the highest quality with
                                                 minimal credit risk.

                                                 A credit rating is not a recommendation
                                                 to buy, sell or hold securities and may
                                                 be revised or withdrawn by the rating
                                                 agency at any time. Each rating should be
                                                 evaluated independently of any other
                                                 rating.

                                                 (The above disclosure should reflect the
                                                 rating allocated to bonds issued under
                                                 the bond facility generally or, where the
                                                 issue has been specifically rated, that
                                                 rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                See "Use of Proceeds" section in the
                                                 prospectus supplement--if reasons for
                                                 offer different from making profit and/or
                                                 hedging certain risks will need to
                                                 include those reasons here.

    (ii)   Estimated net proceeds:               Not  Applicable.

                                                 (If proceeds are intended for more than

                                                 one use will need to split out and
                                                 present in order of priority. If proceeds
                                                 insufficient to fund all proposed uses
                                                 state amount and sources of other
                                                 funding.)

    (iii)  Estimated total expenses:             Not Applicable.

                                                 [Expenses are required to be broken down
                                                 into each principal intended "use" and
                                                 presented in order of priority of such
                                                 "uses".]

5. YIELD

                                                 Indication of yield: 4.57% Calculated as
                                                 7 basis points less than the yield on the
                                                 equivalent A$ Domestic Bond issued by the
                                                 Issuer under its Domestic A$ Bond
                                                 Facility on the Trade Date.

                                                 The yield is calculated at the Trade Date
                                                 on the basis of the Issue Price. It is
                                                 not an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                            US748305BD00

    (ii)   Common Code:                          014569359

    (iii)  CUSIP Code:                           748305BD0

    (iv)   Any clearing system(s) other than     Not Applicable
           Depositary  Trust Company,
           Euroclear Bank S.A./N.V. and
           Clearstream Banking, societe
           anonyme and the relevant
           identification number(s):

    (v)    Delivery:                             Delivery free of payment

    (vi)   Names and addresses of additional     [________]
           Paying Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                          Not applicable

    (ii)   [Conditions to which the offer is     Not applicable
           subject;]

    (iii)  [Description of the application       Not applicable
           process;]

    (iv)   [Details of the minimum and/or        Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to        Not applicable
           reduce subscriptions and manner for
           refunding excess amount paid by
           applicants;]

    (vi)   [Details of the method and time       Not applicable
           limits for  paying up and
           delivering the bonds;]

    (vii)  [Manner in and date on which          Not applicable
           results of the  offer are to be
           made public;]

    (viii) [Procedure for exercise of any        Not applicable
           right of pre-emption, negotiability
           of subscription rights and
           treatment of subscription rights
           not exercised;]

    (ix)   [Categories of potential investors    Not applicable
           to which the  bonds are offered and
           whether tranche(s) have been
           reserved for certain countries;]

    (x)    [Process for notification to          Not applicable
           applicants of the  amount allotted
           and the indication whether dealing
           may begin before notification
           is made;]

    (xi)   [Amount of any expenses and taxes     Not applicable
           specifically charged to the
           subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the      None
           extent know to the Issuer, of
           the placers in the various
           countries where the offer takes
           place.]